Exhibit 21

Subsidiaries of Globix Corporation as of September 30, 2006

State/Country of
Name of Subsidiary	Incorporation/Organization

ATC Merger Corp.	New York

BLP Acquisition LLC	New York

415 Greenwich GC, LLC	New York

415 Greenwich GC Tenant LLC	New York

415 Greenwich MM LLC	New York

Globix Hosting LLC	Delaware

Globix Denmark ApS	Denmark

Globix (Netherlands) BV	Netherlands

NEON Communications, Inc.	Delaware

NEON Optica, Inc.	Delaware

NorthEast Optic Network of Connecticut, Inc.	Delaware

NorthEast Optic Network of New York, Inc.	Delaware

NEON Securities Corp.	Massachusetts

NEON Connect, Inc.	Delaware

NEON Transcom, Inc.	Delaware

NEON Virginia Connect, LLC	Delaware